Exhibit 99.1

CONSOL Energy Reports Second Quarter Results;
Record Quarterly E&P Production of 99.3 Bcfe;
Decreased E&P Division Operating Costs to $2.27 Per Mcfe;
Decreased 2016 E&P Division Capital Budget to $190-$205 Million;
Increased 2016 E&P Division Production Guidance to 380-385 Bcfe

PITTSBURGH (July 26, 2016) - CONSOL Energy Inc. (NYSE: CNX) reported net cash provided by operating activities in the just-ended quarter of $95 million, compared to $66 million in the year-earlier quarter, which includes $12 million and $24 million of net cash provided by discontinued operating activities, respectively.

"During the quarter, CONSOL drove down E&P unit costs by 18%, compared to the prior-year quarter, generated $46 million in organic free cash flow from continuing operations1, paid down approximately $390 million in debt, and increased estimated ultimate recoveries (EURs) in its prolific Marcellus Shale Green Hill field to 3.0-3.5 Bcfe," commented Nicholas J. DeIuliis, president and CEO. "These accomplishments not only helped us exceed our internal 18-month free cash flow plan, but also drove our NAV per share and liquidity position higher. As a result, we have made the decision to employ a two-rig program in the second half of 2016 since expected rates of return nicely exceed our cost of capital, while supporting our free cash flow plan and liquidity goals. Despite the decision to resume modest drilling activity, which will add approximately $25 million of capital expenditures in 2016, CONSOL expects the annual E&P Division capital budget to decrease to $190-$205 million due to continued capital efficiency improvements. CONSOL’s main focus remains staying disciplined on deploying capital in order to grow our NAV per share.”

On a GAAP basis, the second quarter earnings included the following pre-tax items attributable to continuing operations:

•	Recorded a $279.7 million unrealized loss on commodity derivative instruments, related to changes in the fair market value of existing hedges on a mark-to-market basis;

•	Recorded a $13.7 million loss related to pension settlement, caused by lump sum distributions from the plan which increased due to the sale of the Buchanan Mine in the first quarter of 2016;

•	Recorded a $6.3 million gain related to a customer's partial buyout of a coal contract; and,

•	Recorded $1.5 million in expense related to severance in connection with the company's ongoing cost reduction efforts.

Taking these items into account, the company reported a net loss from continuing operations of $233 million for the quarter, or ($1.02) per diluted share. Including the loss from discontinued operations, net of tax, of $236 million, less net income attributable to noncontrolling interest, the company reported a net loss attributable to CONSOL Energy shareholders of $470 million or ($2.05) per diluted share.

(Dollars in thousands)	Q2 2016
Loss Before Income Tax	$(333,364)
Income Taxes	(100,354)
Loss From Continuing Operations	(233,010)
Loss From Discontinued Operations, net	(235,639)
Net Loss	(468,649)
Less: Net Income Attributable to Noncontrolling Interest	1,179
Net Loss Attributable to CONSOL Energy Shareholders	$(469,828)

Exhibit 99.1

Earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (EBITDA), from continuing operations1 were a negative $151 million for the 2016 second quarter, compared to a negative $695 million in the year-earlier quarter.

After adjusting for certain items, which are listed in the EBITDA reconciliation table, the company had an adjusted net loss from continuing operations1 in the 2016 second quarter of $49 million, or ($0.21) per diluted share. Adjusted EBITDA from continuing operations1 was $136 million for the 2016 second quarter, compared to $138 million in the year-earlier quarter.

CONSOL Energy’s Miller Creek Mining Complex and Fola Mining Complex subsidiaries have entered into agreements for the sale of those Central Appalachia mining operations. The Miller Creek Complex, located in West Virginia, has an active surface mining operation, which produced 2.1 million tons in 2015, and two underground mines, which are idle. The Fola Mining Complex is a closed surface mining operation in West Virginia. The Miller Creek and Fola Mining Complexes each have 114 million tons of owned and leased coal reserves, and they have a total of $103 million of mine closing and reclamation liabilities on CONSOL’s Consolidated Balance Sheets. These assets and liabilities are classified as held for sale in discontinued operations on the company's Consolidated Balance Sheets, their results of operations are included in discontinued operations on the Consolidated Statement of Income, and the reclassification of these assets resulted in an impairment charge of $356 million in the quarter.

In the transaction, the buyer will acquire the Miller Creek and Fola assets and will assume the Miller Creek and Fola mine closing and reclamation liabilities; in order to equalize the value exchange, CONSOL will pay the buyer $27 million cash at the closing, of which a portion will be held in escrow for purposes of obtaining the surety bonds required for the permits to transfer, and an additional $17 million in installments over the next four years. These payments will result in an additional loss of $44 million that CONSOL expects to record during the third quarter of 2016. CONSOL Energy estimated a negative EBITDA contribution for full year 2016 associated with these assets. The transaction is expected to close in the third quarter.

1The terms "adjusted net loss from continuing operations," "EBITDA from continuing operations," "adjusted EBITDA from continuing operations," "free cash flow," and "organic free cash from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

E&P Division:

CONSOL plans to add back two horizontal rigs to resume drilling starting in August 2016. The company expects to drill 8 dry Utica Shale wells, located in Monroe County, Ohio, where CONSOL maintains a 100% working interest, and 2 Marcellus Shale wells, located in Washington County, Pennsylvania, which fall within the joint venture where CONSOL maintains a 50% working interest. The 2 new Marcellus Shale wells are located on a 6-well pad that contains 4 existing drilled but uncompleted (DUC) wells. CONSOL expects to finish drilling the remaining 2 wells in order to complete the pad. CONSOL expects that the lateral length for the 10 wells to average approximately 8,700 feet. Despite the planned increased drilling activity, due to continued capital efficiency improvements, the company reduced its E&P Division capital budget to $190-$205 million. CONSOL expects to see a partial year production benefit from these new wells starting in April 2017. Also, the company anticipates its DUC well inventory to grow to 91 gross Marcellus and Utica shale wells exiting 2016, which includes 76 wells that are located in the wet areas.

During the second quarter of 2016, CONSOL's E&P Division achieved record production of 99.3 Bcfe, or an increase of 32% from the 75.5 Bcfe produced in the year-earlier quarter. The E&P Division's total unit cash costs declined during the quarter to $1.23 per Mcfe, compared to $1.58 per Mcfe during the year-earlier quarter, or an improvement of approximately 22%, driven by reductions to lease operating and gathering, transportation, and compression expenses.

Marcellus Shale production volumes, including liquids, in the 2016 second quarter were 53.1 Bcfe, or 33% higher than the 39.9 Bcfe produced in the 2015 second quarter. Marcellus Shale total unit cash costs were $1.27 per Mcfe in the just-ended quarter, which is a $0.31 per Mcfe improvement from the second quarter of 2015 cash costs of $1.58 per Mcfe, which benefited in part from the company requiring less processing by shifting more towards drier gas.

CONSOL Energy's Utica Shale production volumes, including liquids, in the 2016 second quarter were 23.3 Bcfe, up from 10.7 Bcfe in the year-earlier quarter. Utica Shale total unit cash costs were $0.83 per Mcfe in the just-ended quarter, which is a $0.39 per Mcfe improvement from the second quarter of 2015 total unit cash costs of $1.22 per Mcfe. The significant cost improvements across the Utica Shale were primarily driven by reductions to lease operating expenses and gathering and transportation.

E&P Division capital expenditures declined further in the second quarter to $23.4 million, when compared to the first quarter of 2016, due to further efficiency improvements and reduced activity.

E&P Division Second Quarter Operations Summary:
CONSOL’s E&P activity continued to focus on completing the company's DUC inventory in the second quarter.

During the quarter, CONSOL began completion operations on a 6-well pad in Greene County, completing two of the wells. Also, CONSOL turned-in-line (TIL) 16 Marcellus Shale wells in Greene, Washington, and Allegheny counties, Pennsylvania, which included the first pad located at the company's Pittsburgh International Airport project. CONSOL’s Green Hill Marcellus Shale wells located in Greene County, Pennsylvania, continue to outperform, with EURs now at 3.0-3.5 Bcfe per 1,000 feet of lateral. In the Utica Shale CONSOL's joint venture partner completed two wells and TIL five wells in Harrison County, Ohio.

CONSOL's previously completed 10-well GH53 pad, which was completed in the first quarter of 2016 and incorporated plugless completion technology, has now cumulatively produced over 4.8 Bcfe in its first 60 days of production with 9 out of 10 wells in-line, with one well shut-in due to an offset well completion. The strongest well on the GH53 pad, the GH53F, has produced 0.83 Bcfe in its first 60 days. Lastly, CONSOL's 12-well GH46 pad located in Greene County, Pennsylvania, which was previously completed and TIL in the first quarter of 2016, has cumulatively produced 10.5 Bcfe in the first 90 days of production.

CONSOL's confidence in the dry Utica program grows as time progresses and as the company continues to monitor the performance of the dry Utica Shale wells in Monroe County, Ohio, and Greene and Westmoreland counties, Pennsylvania. CONSOL’s Gaut 4I well, in Westmoreland County, Pennsylvania, remains the second strongest producing well in the dry Utica across the industry. The Gaut 4I well has cumulatively produced 3.4 Bcfe in its first six months.

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter		Quarter		Quarter
	Ended		Ended		Ended
	June 30, 2016		June 30, 2015		March 31, 2016
Sales - Gas	$140.3		$135.1		$157.4
Gain on Commodity Derivative Instruments - Cash Settlement	80.3		42.3		84.3
Sales - Oil	0.7		1.2		0.5
Sales - NGLs	19.2		15.0		19.9
Sales - Condensate	7.8		8.7		3.9
Total Sales Revenue ($ MM)	$248.3		$202.3		$266.0

Loss Before Income Tax	$(294.5)	[1]	$(891.4)	[2]	$(23.5)
Net Cash Provided by Operating Activities ($ MM)	$19.1		$297.9		$58.6
Total Period Production (Bcfe)	99.3		75.5		97.5
Average Daily Production (MMcfe)	1,090.9		829.6		1,071.0
Capital Expenditures ($ MM)	$23.4		$289.2		$62.9

1 Adjusted loss before income tax for the E&P Division of $14.3 million for the three months ended June 30, 2016 is calculated as GAAP loss before income tax of $294.5 million plus total pre-tax adjustments of $280.2 million. The $280.2 million adjustment is the pre-tax loss related to the unrealized loss on commodity derivative instruments and a pre-tax loss of $0.5 million related to severance expense.
2 Includes an $828.9 million pre-tax impairment loss on shallow oil and gas properties and a $24.9 million pre-tax loss related to the unrealized loss on commodity derivative instruments. Adjusted loss before income tax for the E&P Division for the three months ended June 30, 2015 is calculated as GAAP loss before income tax of $891.4 million plus total pre-tax adjustments of $853.8 million equals the adjusted loss before income tax of $37.6 million.

CONSOL's E&P Division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	June 30, 2016	June 30, 2015	% Increase/(Decrease)	March 31, 2016	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	47.2	34.6	36.4%	45.1	4.7%
Utica Sales Volumes (Bcf)	18.7	7.1	163.4%	17.7	5.6%
CBM Sales Volumes (Bcf)	17.1	18.8	(9.0)%	17.6	(2.8)%
Other Sales Volumes (Bcf)[1]	5.7	5.9	(3.4)%	5.7	—%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	9.0	7.2	25.0%	9.7	(7.2)%
Oil Sales Volumes (Bcfe)	0.1	0.2	(50.0)%	0.1	—%
Condensate Sales Volumes (Bcfe)	1.5	1.7	(11.8)%	1.6	(6.3)%

TOTAL	99.3	75.5	31.5%	97.5	1.8%
Note: The increase in Marcellus sales volumes represents only the gas portion of production. When including liquids, the increase in Marcellus volumes was 33% compared to the year-earlier quarter. Production results are net of royalties.
1. Other Sales Volumes: primarily related to shallow oil and gas production and the Chattanooga shale in Tennessee.
2. Liquids: NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas.

As a result of continuing to high-grade production away from wet areas and shift more towards dry gas areas, in the quarter, liquids production decreased to 10.6 Bcfe, or 11% of the total production of 99.3 Bcfe.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	June 30, 2016	June 30, 2015	March 31, 2016
Average Sales Price - Gas	$1.58	$2.03	$1.83
Average Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$0.91	$0.64	$0.98
Average Sales Price - Oil*	$5.62	$7.69	$5.14
Average Sales Price - NGLs*	$2.14	$2.08	$2.05
Average Sales Price - Condensate*	$5.28	$5.21	$2.44

Average Sales Price - Total Company	$2.50	$2.68	$2.73
Costs - Production
Lifting	$0.24	$0.39	$0.28
Ad Valorem, Severance and Other Taxes	0.07	0.09	0.09
DD&A	0.96	1.07	1.00
Total Production Costs	$1.27	$1.55	$1.37
Costs - Gathering
Transportation	$0.74	$0.85	$0.79
Operating Costs	0.18	0.25	0.17
DD&A	0.08	0.11	0.08
Total Gathering Costs	$1.00	$1.21	$1.04

Total Costs	$2.27	$2.76	$2.41

Margin	$0.23	$(0.08)	$0.32
*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Costs" excludes selling, general administration, incentive compensation, and other corporate expenses.

The average sales price per Mcfe within the E&P Division was impaired in the just-ended quarter, when compared to the year-earlier quarter due to depressed commodity prices.

The average sales price of $2.50 per Mcfe, when combined with unit costs of $2.27 per Mcfe, resulted in a margin of $0.23 per Mcfe. This was an increase when compared to the year-earlier quarter, with the improvements in unit costs more than offsetting the decline in price realizations.

During the quarter, total unit costs decreased to $2.27 per Mcfe, compared to the year-earlier quarter of $2.76 per Mcfe, driven primarily from reductions to lifting and gathering expenses.

E&P Marketing Update:
For the second quarter of 2016, CONSOL's average sales price for natural gas, natural gas liquids (NGL), oil, and condensate was $2.50 per Mcfe. CONSOL's average price for natural gas was $1.58 per Mcf for the quarter and, including cash settlements from hedging, was $2.49 per Mcf. The average realized price for all liquids for the second quarter of 2016 was $15.73 per barrel.

In April, CONSOL began recovering and selling ethane primarily via Sunoco Logistics' Mariner East project, which ships ethane to the Marcus Hook Industrial Complex for export. Such ethane sales are expected to improve NGL netbacks. On an equivalent basis, during the second quarter of 2016 these ethane sales yielded a significantly higher price than the Texas Eastern M2 market where sales would generally have occurred had the volumes been rejected into the natural gas stream. CONSOL expects further revenue enhancement in 2016 and beyond as its recovered ethane volumes grow and as the Mariner East project expands in 2017.

Coal Division:

CONSOL Energy's Pennsylvania Operations sold 6.2 million tons in the 2016 second quarter, compared to 5.7 million tons during the year-earlier quarter. The Board of Directors of CNX Coal Resources' LP (NYSE: CNXC) General Partner declared a cash distribution of $0.5125 per unit to the Partnership's common unitholders for the second quarter of 2016. The distribution will be made on August 15, 2016 to the common unitholders of record at the close of business on August 8, 2016. The General Partner has elected to not pay a distribution to holders of subordinated units, as a result of the current distribution coverage shortfall, to preserve liquidity and maintain balance sheet strength. The expected cash impact to CONSOL Energy is approximately $6 million starting in the third quarter of 2016.

Coal Division Second Quarter Summary:
During the second quarter of 2016, the Pennsylvania Operations total unit costs were $34.46 per ton, compared to $44.15 per ton in the year-earlier quarter.

As reported by CNX Coal Resources LP (CNXC) in their second quarter 2016 earnings press release, dated July 25, 2016, "From an operational standpoint, the second quarter came in ahead of our expectations primarily due to higher shipments. Our operational team delivered those tons despite four longwall moves, difficult mining conditions at the Enlow Fork Mine, and difficult longwall recovery conditions during one of the Bailey longwall moves. The Harvey Mine, which was idled in January 2016, was brought back online during the second quarter to meet customer demands, while the Bailey and Enlow Fork mines were undergoing longwall moves. Based on our current outlook for shipment volumes, we expect to run all five longwalls for the rest of 2016. Productivity for the second quarter, as measured by tons per employee-hour, improved by 17% compared to the year-ago period, despite the higher number of longwall moves negatively impacting production. For the third quarter, CNXC expects coal shipments and average realized price per ton to increase slightly, and cost of coal sold per ton to decrease compared to the second quarter."

During the quarter, CONSOL's active coal operations generated $78 million of cash from continuing operations before capital expenditures.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	PA Ops	PA Ops	PA Ops
	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	June 30,	June 30,	March 31,
	2016	2015	2016

Beginning Inventory (millions of tons)	0.3	0.2	0.1
Coal Production (millions of tons)	6.0	5.9	5.4
Ending Inventory (millions of tons)	0.1	0.3	0.3
Sales - Company Produced (millions of tons)	6.2	5.7	5.3

Sales Per Ton	$40.61	$56.21	$42.99

Total Production Costs Per Ton	$34.46	$44.15	$33.16

Average Margin Per Ton Sold	$6.15	$12.06	$9.83
Addback: DD&A Per Ton	$6.50	$7.55	$6.45
Average Margin Per Ton, before DD&A	$12.65	$19.61	$16.28
Cash Flow before Cap. Ex ($ MM)	$78	$112	$86
The Pennsylvania Operations include Bailey, Enlow Fork, and Harvey mines. Total Production Costs per Ton include: operating costs, royalty and production taxes and depreciation, depletion and amortization. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated by the Pennsylvania Operations. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

E&P Division Guidance:
CONSOL Energy increases its annual 2016 E&P Division production to 380-385 Bcfe, compared to previous quarter's guidance of approximately 378 Bcfe.

Total hedged natural gas production in the 2016 third quarter is 75.6 Bcf. The annual gas hedge position is shown in the table below:

E&P DIVISION GUIDANCE

	2016	2017
Total Yearly Production (Bcfe)	380-385	TBD*
Volumes Hedged (Bcf), as of 7/13/16	268.5**	224.2
* 2017 production will be a function of the second half of 2016 capital program, continued debottlenecking initiatives, and the company's drilled but uncompleted (DUC) well inventory.
** Includes actual settlements of 128.1 Bcf.

CONSOL Energy's hedged gas volumes include a combination of NYMEX financial hedges and index financial hedges (NYMEX plus basis). In addition, to protect the NYMEX hedge volumes from basis exposure, CONSOL enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CONSOL Energy's gas hedge position is shown in the table below:

GAS HEDGES

	Q3 2016	2016	2017
Total NYMEX + Basis* (Bcf)	72.1	263.6	187.1
Average Hedge Price ($/Mcf)	$2.79	$3.04	$2.61

NYMEX Only Hedges Exposed to Basis (Bcf)	-	-	37.1
Average Hedge Price ($/Mcf)	-	-	$3.01

Physical Sales With Fixed Basis Exposed to NYMEX (Bcf)	3.5	4.9	-
Average Hedge Basis Value ($/Mcf)	$(0.29)	$(0.09)	-
* Includes physical sales with fixed basis in Q3 2016, 2016, and 2017 of 18.3 Bcf, 77.0 Bcf, and 28.3 Bcf, respectively.

During the second quarter of 2016, CONSOL Energy added additional NYMEX natural gas hedges of 17.6 Bcf for 2016 and 14.0 Bcf for 2017. In addition, to help mitigate basis exposure on NYMEX hedges, in the second quarter, CONSOL added 18.8 Bcf and 70.6 Bcf of basis hedges for 2016 and 2017, respectively. CONSOL also has hedges in place for a portion of its 2018, 2019, and 2020 production.

CONSOL's 2016 NYMEX plus basis natural gas hedge position has increased to 263.6 Bcf at an average hedge price of $3.04 per Mcf. NYMEX plus basis hedge volumes are not exposed to basis differentials but instead have protected revenue. As a result, in 2016, NYMEX plus basis gas hedges should lock in revenue of approximately $800 million.

During the second quarter of 2016, CONSOL Energy continued to add NGL (propane) hedges, along with direct sales contracts to counterparties. Excluding actual 2016 settlements of 2.3 million gallons, CONSOL currently has 10.4 million gallons of propane directly hedged through March of 2017 at an average price of $0.48 per gallon.

Coal Division Guidance:
CONSOL Energy's pro rata total Coal Division 2016 Adjusted EBITDA is shown in the table below:

COAL DIVISION GUIDANCE

	2016
CNX Coal Resources LP ("CNXC") Adjusted EBITDA (20% undivided interest of PA Operations)	$59	-	$69
x5 (@ 100% interest)	$295	-	$345
Less: EBITDA attributable to Noncontrolling Interest	(26)	-	(31)
Plus: CONSOL's Other Coal Division EBITDA[1]	23	-	28
Plus: CONSOL's Other Miscellaneous Coal EBITDA[2]	16	-	24
Less: CONSOL's Other Coal Division Costs and Expenses (including Legacy Liabilities' Costs)[3]	(108)	-	(116)
CONSOL Energy's Pro Rata Coal Division Adjusted EBITDA	$200	-	$250
Note: CONSOL Energy is unable to provide a reconciliation of projected CNXC Adjusted EBITDA, CONSOL's Other Coal Division EBITDA, and CONSOL's Other Miscellaneous Coal EBITDA to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.
(1) Includes estimated contribution from Miller Creek and Other Coal Operations for fiscal year 2016 and 1Q16 for Buchanan, and excludes Loss on Sale of Buchanan and the expected Loss on Sale for the Miller Creek and Fola mines.
(2) Includes miscellaneous other income (net of applicable expenses) associated with the company's Terminal Operations, Rental Income, Coal Royalty Income, and other miscellaneous land income.
(3) Includes Legacy Liability Costs of approximately $80-85 million; Other Coal-Related Corporate Expenses, and other miscellaneous items. Excludes stock-based compensation and pension settlement charges.

CONSOL Energy's Pro Rata Coal Division Adjusted EBITDA for 2016 is net of all legacy liabilities associated with the Coal Division, which are comprised of the following: long-term disability (LTD), workers compensation (WC), Coal Workers' Pneumoconiosis (CWP), Other Post-Employment Benefits (OPEB-retiree medical), salary retirement and pension, and asset retirement obligations (ARO).

CONSOL Energy expects annual 2016 Pennsylvania Operations sales to be approximately 22.5-25.5 million tons.

CONSOL Energy expects 2016 total Coal Division capital expenditures to be between $105-$125 million, which includes Pennsylvania Operations capital expenditures of $90-$100 million. On a normalized basis, the Coal Division expects maintenance of production capital of $5-$6 per ton.

Liquidity:
As of June 30, 2016, CONSOL Energy had $1,313.7 million in total liquidity, which is comprised of $88.7 million of cash, excluding the CNXC cash balance, and $1,225.0 million available to be borrowed under its $2.0 billion bank facility. During the quarter, CONSOL’s liquidity improved $34.0 million due to $56.6 million of cash generated from operations offset by an increase of $22.6 million in outstanding letters of credit. In addition, CONSOL holds 12.7 million CNXC limited partnership units with a current market value of approximately $138 million and 19.1 million CONE Midstream Partners LP (“CNNX”) limited partnership units with a current market value of approximately $325 million, as of July 19, 2016.

CONSOL Energy used the $66.3 million of free cash flow generated during the quarter and the $426.7 million of the cash on hand from March 31, 2016 to reduce outstanding borrowings on the revolving credit facility, which increased liquidity and de-levered the balance sheet.

"While we have seen the industry issue equity to improve liquidity and manage leverage ratios, CONSOL has focused on cutting costs, improving capital efficiencies, and monetizing assets," commented David M. Khani, executive vice president and CFO. "Over the past two years, the company has reduced administrative costs and legacy liabilities by several hundred million dollars per year, reduced E&P operating cash costs on a per unit basis by approximately 34%, and sold over $1.3 billion of assets. Also, since implementing our free cash flow plan in the second quarter of 2015, we have paid down debt by approximately $650 million, which excludes approximately $200 million of CNXC revolver borrowings that are consolidated on CONSOL's balance sheet.”

About CONSOL
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based energy producer, and one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on developing its substantial resource base. As of December 31, 2015, CONSOL Energy had 5.6 trillion cubic feet equivalent of proved natural gas reserves.  CONSOL Energy is a member of the Standard & Poor's Midcap 400 Index.  Additional information may be found at www.consolenergy.com.

Non-GAAP Financial Measures
Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company's operating performance. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	June 30,
	2016	2016	2016	2016	2015
Dollars in thousands	E&P Division	COAL Division	Other[1]	Total Company	Total Company
Net (Loss) Income	$(294,499)	$(212,235)	$38,085	$(468,649)	$(603,301)

Less: Loss from Discontinued Operations	—	235,639	—	235,639	26,078
Add: Interest Expense	755	2,153	44,519	47,427	46,506
Less: Interest Income	(320)	—	(227)	(547)	(364)
Add: Income Taxes	—	—	(100,354)	(100,354)	(301,669)
Earnings Before Interest & Taxes (EBIT)	(294,064)	25,557	(17,977)	(286,484)	(832,750)

Add: Depreciation, Depletion & Amortization	105,151	30,069	1	135,221	138,135

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$(188,913)	$55,626	$(17,976)	$(151,263)	$(694,615)

Adjustments:
Unrealized Loss(Gain) on Commodity Derivative Instruments	279,715	—	—	279,715	24,936
Coal Contract Buyout	—	(6,288)	—	(6,288)	—
Severance Expense	525	26	900	1,451	—
Pension Settlement	—	—	13,696	13,696	—
Impairment of E&P Properties	—	—	—	—	828,905
Backstop Loan Fees	—	—	—	—	7,334
Other Transaction Fees	—	—	—	—	4,968
OPEB Plan Changes	—	—	—	—	(33,649)
Loss on Debt Extinguishment	—	—	—	—	17
Total Pre-tax Adjustments	280,240	(6,262)	14,596	288,574	832,511

Adjusted EBITDA	$91,327	$49,364	$(3,380)	$137,311	$137,896

Less: Net Income Attributable to Noncontrolling Interest	—	(1,179)	—	(1,179)	—

Adjusted EBITDA Attributable to Continuing Operations	$91,327	$48,185	$(3,380)	$136,132	$137,896
Note: Income tax effect of Total Pre-tax Adjustments was $104,855 and $313,327 for the three months ended June 30, 2016 and June 30, 2015, respectively. Adjusted net income attributable to CONSOL Energy shareholders for the three months ended June 30, 2016 is calculated as GAAP net loss from continuing operations of $233,010 plus total pre-tax adjustments of $288,574, less the tax benefit of $104,855, equals the adjusted net loss from continuing operations of $49,291.
(1) CONSOL Energy's Other Division includes expenses from various other corporate activities including income tax expense that are not allocated to E&P or Coal Divisions.

Free cash flow and organic free cash flow from continuing operations are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow and organic free cash flow from continuing operations do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Organic Cash Flow From Continuing Operations	Three Months Ended June 30, 2016
Net Cash Provided by Continuing Operations	$83,571

Capital Expenditures	(37,593)
Net Investment in Equity Affiliates	—
Organic Free Cash Flow from Continuing Operations	$45,978

Free Cash Flow	Three Months Ended June 30, 2016
Net Cash Provided by Operating Activities	$95,299

Capital Expenditures	(37,593)
Capital Expenditures of Discontinued Operations	(1,254)
Net Investment in Equity Affiliates	—
Proceeds From Sales of Assets	9,831
Free Cash Flow	$66,283

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; prices for natural gas, natural gas and other liquids and coal are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas, natural gas liquids and coal affecting our operating results and cash flows; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our natural gas, natural gas liquids and coal to market; a loss of our competitive position because of the competitive nature of the natural gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and coal and for our securities; the risks inherent in natural gas and coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining and transportation operations; obtaining and renewing governmental permits and approvals for our natural gas and coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-

up of, hazardous substances and wastes generated during our natural gas and coal operations; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of water used or removed from strata in connection with our natural gas operations at a reasonable cost and within applicable environmental rules; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current natural gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable natural gas, oil and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas rights on some of our properties or failing to acquire these additional rights may result in a reduction of our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; exposure to employee-related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; divestitures we anticipate may not occur or produce anticipated benefits; the terms of our existing joint ventures restrict our flexibility, actions taken by the other party in our natural gas joint ventures may impact our financial position and various circumstances could cause us not to realize the benefits we anticipate receiving from these joint ventures; risks associated with our debt; replacing our natural gas and oil reserves, which if not replaced, will cause our natural gas and oil reserves and production to decline; declines in our borrowing base could occur for a variety of reasons, including lower natural gas or oil prices, declines in natural gas and oil proved reserves, and lending regulations requirements or regulations; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; our common units in CNX Coal Resources LP and CONE Midstream Partners LP are subordinated, and we may not receive distributions from CNX Coal Resources LP or CONE Midstream Partners LP; with respect to the sale of the Buchanan and Amonate mines and other coal assets to Coronado IV LLC - disruption to our business, including customer, employee and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating results; other factors discussed in the 2015 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable, and possible oil and gas reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We may use certain terms in this press release, such as EUR (estimated ultimate recovery), unproved reserves and total resource potential, that the SEC's rules strictly prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain. We also note that the SEC strictly prohibits us from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Revenues and Other Income:	2016	2015	2016	2015
Natural Gas, NGLs and Oil Sales	$167,933	$159,654	$349,188	$384,092
(Loss) Gain on Commodity Derivative Instruments	(199,380)	17,322	(144,320)	107,467
Coal Sales	251,166	318,995	477,330	705,021
Other Outside Sales	8,059	6,337	15,768	19,467
Purchased Gas Sales	7,929	1,517	16,547	5,114
Freight-Outside Coal	11,447	2,750	24,557	7,768
Miscellaneous Other Income	33,032	34,687	81,163	71,208
Gain (Loss) on Sale of Assets	5,614	4,312	(1,662)	6,286
Total Revenue and Other Income	285,800	545,574	818,571	1,306,423
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	23,655	29,521	51,394	66,777
Transportation, Gathering and Compression	90,983	83,196	184,957	158,717
Production, Ad Valorem, and Other Fees	6,402	6,938	14,705	16,130
Depreciation, Depletion and Amortization	105,151	89,850	210,866	177,294
Exploration and Production Related Other Costs	2,823	2,324	5,231	4,364
Purchased Gas Costs	8,884	1,061	16,752	4,018
Other Corporate Expenses	30,656	20,622	58,350	39,718
Impairment of Exploration and Production Properties	—	828,905	—	828,905
Selling, General, and Administrative Costs	16,175	21,070	33,738	42,894
Total Exploration and Production Costs	284,729	1,083,487	575,993	1,338,817
Coal Costs
Operating and Other Costs	217,465	213,022	401,834	474,765
Depreciation, Depletion and Amortization	30,069	48,280	79,342	102,982
Freight Expense	11,447	2,750	24,557	7,768
Selling, General, and Administrative Costs	6,174	6,147	10,660	12,678
Other Corporate Expenses	4,355	10,207	7,498	16,282
Total Coal Costs	269,510	280,406	523,891	614,475
Other Costs
Miscellaneous Operating Expense	17,497	14,045	20,686	24,420
Depreciation, Depletion and Amortization	1	5	1	12
Loss on Debt Extinguishment	—	17	—	67,751
Interest Expense	47,427	46,506	97,292	101,627
Total Other Costs	64,925	60,573	117,979	193,810
Total Costs And Expenses	619,164	1,424,466	1,217,863	2,147,102
Loss From Continuing Operations Before Income Tax	(333,364)	(878,892)	(399,292)	(840,679)
Income Taxes	(100,354)	(301,669)	(123,571)	(316,652)
Loss From Continuing Operations	(233,010)	(577,223)	(275,721)	(524,027)
Loss From Discontinued Operations, net	(235,639)	(26,078)	(289,391)	(244)
Net Loss	(468,649)	(603,301)	(565,112)	(524,271)
Less: Net Income Attributable to Noncontrolling Interest	1,179	—	2,293	—
Net Loss Attributable to CONSOL Energy Shareholders	$(469,828)	$(603,301)	$(567,405)	$(524,271)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Loss Per Share	2016	2015	2016	2015
Basic
Loss from Continuing Operations	$(1.02)	$(2.52)	$(1.21)	$(2.29)
Loss from Discontinued Operations	(1.03)	(0.12)	(1.26)	—
Total Basic Loss Per Share	$(2.05)	$(2.64)	$(2.47)	$(2.29)
Dilutive
Loss from Continuing Operations	$(1.02)	$(2.52)	$(1.21)	$(2.29)
Loss from Discontinued Operations	(1.03)	(0.12)	(1.26)	—
Total Dilutive Loss Per Share	$(2.05)	$(2.64)	$(2.47)	$(2.29)

Dividends Paid Per Share	$—	$0.0625	$0.0100	$0.1250

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
(Unaudited)	2016	2015	2016	2015
Net Loss	$(468,649)	$(603,301)	$(565,112)	$(524,271)
Other Comprehensive Loss:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($5,008), ($4,875), ($4,326), ($4,785))	8,045	9,467	5,561	9,318
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $6,521, $12,103, $12,145, $23,316)	(11,203)	(20,804)	(21,017)	(40,118)

Other Comprehensive Loss	(3,158)	(11,337)	(15,456)	(30,800)

Comprehensive Loss	(471,807)	(614,638)	(580,568)	(555,071)

Less: Net Income Attributable to Noncontrolling Interests	1,179	—	2,293	—

Comprehensive Loss Attributable to CONSOL Energy Inc. Shareholders	$(472,986)	$(614,638)	$(582,861)	$(555,071)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	June 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$97,626	$72,574
Accounts and Notes Receivable:
Trade	153,977	151,383
Other Receivables	94,125	121,735
Inventories	60,818	66,792
Recoverable Income Taxes	—	13,887
Prepaid Expenses	103,526	297,287
Current Assets of Discontinued Operations	16,168	81,106
Total Current Assets	526,240	804,764
Property, Plant and Equipment:
Property, Plant and Equipment	13,866,137	13,794,907
Less—Accumulated Depreciation, Depletion and Amortization	5,360,046	5,062,201
Property, Plant, and Equipment of Discontinued Operations, Net	103,085	936,670
Total Property, Plant and Equipment—Net	8,609,176	9,669,376
Other Assets:
Deferred Income Taxes	175,929	—
Investment in Affiliates	256,167	237,330
Other	214,079	214,388
Other Assets of Discontinued Operations	3,166	4,044
Total Other Assets	649,341	455,762
TOTAL ASSETS	$9,784,757	$10,929,902

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	June 30, 2016	December 31, 2015
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$171,359	$250,609
Current Portion of Long-Term Debt	4,368	4,988
Short-Term Notes Payable	466,000	952,000
Accrued Income Taxes	5,459	—
Other Accrued Liabilities	479,255	421,827
Current Liabilities of Discontinued Operations	24,938	51,514
Total Current Liabilities	1,151,379	1,680,938
Long-Term Debt:
Long-Term Debt	2,723,004	2,708,320
Capital Lease Obligations	31,494	34,884
Long-Term Debt of Discontinued Operations	1,254	5,001
Total Long-Term Debt	2,755,752	2,748,205
Deferred Credits and Other Liabilities:
Deferred Income Taxes	—	74,629
Postretirement Benefits Other Than Pensions	619,220	630,892
Pneumoconiosis Benefits	117,984	111,903
Mine Closing	214,344	227,339
Gas Well Closing	164,195	163,842
Workers’ Compensation	68,687	69,812
Salary Retirement	87,321	91,596
Reclamation	246	25
Other	244,354	166,957
Deferred Credits and Other Liabilities of Discontinued Operations	89,845	107,988
Total Deferred Credits and Other Liabilities	1,606,196	1,644,983
TOTAL LIABILITIES	5,513,327	6,074,126
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 229,433,854 Issued and Outstanding at June 30, 2016; 229,054,236 Issued and Outstanding at December 31, 2015	2,298	2,294
Capital in Excess of Par Value	2,445,840	2,435,497
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	2,008,514	2,579,834
Accumulated Other Comprehensive Loss	(331,054)	(315,598)
Total CONSOL Energy Inc. Stockholders’ Equity	4,125,598	4,702,027
Noncontrolling Interest	145,832	153,749
TOTAL EQUITY	4,271,430	4,855,776
TOTAL LIABILITIES AND EQUITY	$9,784,757	$10,929,902

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
December 31, 2015	$2,294	$2,435,497	$2,579,834	$(315,598)	$4,702,027	$153,749	$4,855,776
(Unaudited)
Net (Loss) Income	—	—	(567,405)	—	(567,405)	2,293	(565,112)
Other Comprehensive Loss	—	—	—	(15,456)	(15,456)	—	(15,456)
Comprehensive (Loss) Income	—	—	(567,405)	(15,456)	(582,861)	2,293	(580,568)
Issuance of Common Stock	4	—	—	—	4	—	4
Treasury Stock Activity	—	—	(1,621)	—	(1,621)	—	(1,621)
Tax Cost From Stock-Based Compensation	—	(5,096)	—	—	(5,096)	—	(5,096)
Amortization of Stock-Based Compensation Awards	—	15,439	—	—	15,439	615	16,054
Distributions to Noncontrolling Interest	—	—	—	—	—	(10,825)	(10,825)
Dividends ($0.01 per share)	—	—	(2,294)	—	(2,294)	—	(2,294)
Balance at June 30, 2016	$2,298	$2,445,840	$2,008,514	$(331,054)	$4,125,598	$145,832	$4,271,430

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Operating Activities:	2016	2015	2016	2015
Net Loss	$(468,649)	$(603,301)	$(565,112)	$(524,271)
Adjustments to Reconcile Net Loss to Net Cash Provided By Operating Activities:
Net Loss from Discontinued Operations	235,639	26,078	289,391	244
Depreciation, Depletion and Amortization	135,221	138,135	290,209	280,288
Impairment of Exploration and Production Properties	—	828,905	—	828,905
Non-Cash Other Post-Employment Benefits	—	(40,559)	—	(50,925)
Stock-Based Compensation	10,430	6,648	16,054	14,129
(Gain) Loss on Sale of Assets	(5,614)	(4,312)	1,662	(6,286)
Loss on Debt Extinguishment	—	17	—	67,751
Loss (Gain) on Commodity Derivative Instruments	199,380	(17,322)	144,320	(107,467)
Net Cash Received in Settlement of Commodity Derivative Instruments	80,335	42,258	164,666	72,399
Deferred Income Taxes	(100,934)	(301,654)	(124,516)	(312,234)
Equity in Earnings of Affiliates	(9,219)	(11,927)	(25,884)	(23,250)
Return on Equity Investment	4,680	2,059	9,192	8,162
Changes in Operating Assets:
Accounts and Notes Receivable	32,934	65,415	18,101	93,180
Inventories	10,511	(9,228)	(7,947)	(8,118)
Prepaid Expenses	28,156	45,315	47,136	83,570
Changes in Other Assets	(5,434)	10,082	(15,298)	16,943
Changes in Operating Liabilities:
Accounts Payable	(35,955)	(82,433)	(45,781)	(93,870)
Accrued Interest	(36,674)	(16,570)	(807)	26,149
Other Operating Liabilities	(15,448)	(38,403)	(14,069)	(118,056)
Changes in Other Liabilities	18,656	(46,182)	15,343	(56,340)
Other	5,556	48,892	9,648	56,800
Net Cash Provided by Continuing Operations	83,571	41,913	206,308	247,703
Net Cash Provided by Discontinued Operating Activities	11,728	23,932	17,433	46,512
Net Cash Provided by Operating Activities	95,299	65,845	223,741	294,215
Cash Flows from Investing Activities:
Capital Expenditures	(37,593)	(329,878)	(115,257)	(616,484)
Proceeds from Sales of Assets	9,831	4,823	18,284	6,931
Net Investments in Equity Affiliates	—	(15,769)	(5,578)	(43,761)
Net Cash Used in Continuing Operations	(27,762)	(340,824)	(102,551)	(653,314)
Net Cash (Used in) Provided by Discontinued Investing Activities	(1,254)	(11,888)	394,511	(19,301)
Net Cash (Used in) Provided by Investing Activities	(29,016)	(352,712)	291,960	(672,615)
Cash Flows from Financing Activities:
(Payments on) Proceeds from Short-Term Borrowings	(385,500)	297,500	(486,000)	1,058,000
Payments on Miscellaneous Borrowings	(2,364)	(1,592)	(4,459)	(4,029)
Payments on Long-Term Notes, including Redemption Premium	—	(2,710)	—	(1,263,719)
Net (Payments on) Proceeds from Revolver - CNX Coal Resources LP	(2,000)	—	13,000	—
Distributions to Noncontrolling Interest	(5,412)	—	(10,825)	—
Proceeds from Securitization Facility	—	6,000	—	38,669
Proceeds from Issuance of Long-Term Notes	—	—	—	492,760
Tax Benefit from Stock-Based Compensation	—	183	—	198
Dividends Paid	—	(14,311)	(2,294)	(28,711)
Issuance of Common Stock	1	6,552	4	8,288
Purchases of Treasury Stock	—	—	—	(71,674)
Debt Issuance and Financing Fees	—	—	—	(18,257)
Net Cash (Used in) Provided by Continuing Operations	(395,275)	291,622	(490,574)	211,525
Net Cash Used in Discontinued Financing Activities	(28)	(42)	(75)	(83)
Net Cash (Used in) Provided by Financing Activities	(395,303)	291,580	(490,649)	211,442
Net (Decrease) Increase in Cash and Cash Equivalents	(329,020)	4,713	25,052	(166,958)
Cash and Cash Equivalents at Beginning of Period	426,646	5,314	72,574	176,985
Cash and Cash Equivalents at End of Period	$97,626	$10,027	$97,626	$10,027